Exhibit 99.1

                       Quaker City Bancorp, Inc.
                  Increases Stock Repurchase Program


    WHITTIER, Calif.--(BUSINESS WIRE)--Sept. 22, 2003--Quaker City Bancorp, Inc. ("Company") (Nasdaq:QCBC), the holding company for Quaker City Bank ("Bank"), today announced that on September 17, 2003 its Board of Directors has authorized the repurchase of up to 5% of the Company's outstanding shares (approximately 318,297 as of June 30, 2003) pursuant to a stock repurchase program, bringing the total authorization to approximately 356,567 shares of stock (approximately 5.7% of the Company's shares outstanding as of August 31, 2003). The repurchase of stock by the Company may be effected through open market or private transactions, subject to the Company's assessment of market conditions and buying opportunities from time to time.
    President and Chief Executive Officer Rick McGill commented, "We believe continuing our repurchase program is an excellent vehicle for improving shareholder value."
    The Company had $1.6 billion in total assets at June 30, 2003, and currently operates 24 retail banking branches in Los Angeles, Orange, Riverside, and San Bernardino counties in southern California. The Bank's regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."

    These statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to, (i) general economic, market or business conditions in the U.S. and southern California, including changes in market interest rates; (ii) real estate market conditions, particularly in southern California; (iii) the opportunities (or lack thereof) that may be presented to and pursued by the Company; (iv) competitive actions by other financial institutions; (v) changes in federal, state, and local laws, regulations and policies affecting the Company's business; and (vi) other factors. Actual results could differ materially from those contemplated by these forward-looking statements. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this report speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement made in this report.

    For investor information, visit Quaker City's Corporate News on the Net page at www.businesswire.com/cnn/qcbc.htm


    CONTACT: Quaker City Bancorp, Inc.
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241